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Exhibit 27(k)


                      [Letterhead of Jones & Blouch L.L.P.]

                                      November 8, 2002

Board of Directors
Northstar Life Insurance Company
The Trebloc Building
301 East State Street
Ithaca, New York  14850

                    Re: Variable Group Universal Life Insur-
                        ance Policies and Certificates

Dear Sirs:

      We act as special counsel to Northstar Life Insurance Company (the "Company") for purposes of expressing the opinion below concerning the legality of the issuance of the Variable Group Universal Life Insurance Policies and Certificates issued thereunder (the "Policies") for which a registration statement on Form N-6 has been filed pursuant to the Securities Act of 1933 by the Company and Northstar Life Variable Universal Life Account, a separate account of the Company, File No. 333-97805 (the "Registration Statement").

      In rendering the opinion we have made such examination of facts and reviewed such matters at law as we considered necessary. Where appropriate, we have relied on representations furnished to us by the Secretary of the Company, and we have made no independent investigation of the matters so represented.

      Based on the foregoing, it is our opinion that upon the effectiveness of the Registration Statement the Policies, when sold in accordance with the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ Jones & Blouch L.L.P.

                                               Jones & Blouch L.L.P.